Exhibit 99.1

Adtalem Commences Offer to Purchase Certain of its Outstanding 5.500% Senior Notes due 2028

CHICAGO--(BUSINESS WIRE)--March 14, 2022--Adtalem Global Education, Inc. (NYSE: ATGE), a leading healthcare educator, today announced that it has commenced an offer to purchase for cash (the “Asset Sale Offer”) up to $373,333,000 of its 5.500% Senior Notes due 2028 (the “Notes”), with a portion of the net cash proceeds received from its previously announced divestiture of the financial services segment. The Asset Sale Offer is being made pursuant to the indenture governing the Notes (as amended and supplemented, the “Indenture”) and an Offer to Purchase, dated March 14, 2022 and related Letter of Transmittal, which more fully set forth the terms and conditions of the Asset Sale Offer.

The Asset Sale Offer will expire at 5:00 P.M., New York City time, on April 8, 2022, unless extended or earlier terminated. Under the terms of the Asset Sale Offer, holders of the Notes who validly tender and do not withdraw their Notes prior to 5:00 P.M., New York City time, on April 8, 2022 (as such time and date may be extended) and whose Notes are accepted for purchase, will receive the applicable “Purchase Price,” which equals 100% of the principal amount of the Notes, equivalent to $1,000 per $1,000 principal amount of Notes, plus accrued and unpaid interest and additional interest, if any, up to, but not including, the date of payment. As provided in the Indenture, if at the Expiration Date the Notes tendered exceeds $373,333,000, Adtalem will purchase Notes on a pro rata basis to the extent practicable, by lot or by other such method as the trustee shall deem fair and appropriate. In the event that less than $373,333,000 in principal amount of Notes is tendered in the Asset Sale Offer, all of the tendered Notes will be repurchased by Adtalem.

5.500% Senior Notes due 2028

Title of Security	CUSIP Number	Principal Amount Outstanding	Purchase Price(1)
5.500% Senior Notes due 2028	00737W AA7 (144A) U00740 AA5 (Reg. S)	$800,000,000	$1,000.00 plus accrued and unpaid interest and additional interest, if any, up to, but not including, the purchase date
________________
(1)

Per $1,000.00 principal amount of Notes validly tendered and accepted for purchase. As provided in the Indenture, if at the Expiration Date the Notes tendered exceeds $373,333,000, Adtalem will purchase Notes on a pro rata basis to the extent practicable, by lot or by other such method as the trustee shall deem fair and appropriate. In the event that less than $373,333,000 in principal amount of Notes is tendered in the Asset Sale Offer, all of the tendered Notes will be repurchased by Adtalem.

This press release does not constitute a notice of redemption under the optional redemption provisions of the Indenture, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Requests for documents relating to the Asset Sale Offer may be directed to U.S. Bank Trust Company, National Association, the Depositary and Paying Agent, at cts.specfinance@usbank.com.

About Adtalem Global Education

Adtalem Global Education (NYSE: ATGE) is a leading healthcare educator and provider of professional talent to the healthcare industry. With a dedicated focus on driving strong outcomes that increase workforce preparedness, Adtalem empowers a diverse learner population to achieve their goals and make inspiring contributions to their communities. Adtalem is the parent organization of American University of the Caribbean School of Medicine, Chamberlain University, Ross University School of Medicine, Ross University School of Veterinary Medicine and Walden University. Adtalem and its institutions have more than 10,000 employees and a network of more than 275,000 alumni. Adtalem was named one of America’s Most Responsible Companies 2021 by Newsweek, and one of America’s Best Employers for Diversity 2021 by Forbes. Follow Adtalem on Twitter @adtalemglobal, LinkedIn or visit Adtalem.com for more information.

Forward-Looking Statements

Certain statements contained in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact, which includes statements regarding the future impacts of the COVID-19 pandemic, the efficacy and distribution of the vaccines, and the expected synergies from the recent Walden acquisition. Forward-looking statements can also be identified by words such as “future,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “may,” “will,” “would,” “could,” “can,” “continue,” “preliminary,” “range,” and similar terms. These forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those described in the statements. These risk and uncertainties include the risk factors described in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and our other filings with the SEC. These forward-looking statements are based on information available to us as of the date any such statements are made, and we do not undertake any obligation to update any forward-looking statement, except as required by law.

Contacts

Investor Contact
Chandrika Nigam
Chandrika.Nigam@Adtalem.com
312-681-3209

Media Contact
Kelly Finelli
Kelly.Finelli@adtalem.com
872-270-0230